Exhibit 4.1

Description of Registrant’s Securities Registered  PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of our Shares

ISQ Open Infrastructure Company LLC (the “Company” or “we,” “us” or “our”) is a series limited liability company with series established pursuant to Sections 18-215 or 18-218 of the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”). The purchase of our Class F-STE Shares, Class F-DTE Shares, Class F-ITE Shares, Class F-JTE Shares, Class STE Shares, Class DTE Shares, Class ITE Shares, Class JTE Shares and Class ETE Shares (collectively, the “Series I Shares”), Class F-S Shares, Class F-D Shares, Class F-I Shares, Class F-J Shares, Class S Shares, Class D Shares, Class I Shares, Class J Shares, and Class E Shares (collectively, the “Series II Shares” and together with the Series I Shares, the “Shares”) of ISQ Open Infrastructure Company LLC —Series I, a registered series of the Company (“Series I”) or ISQ Open Infrastructure Company LLC —Series II, a registered series of the Company (“Series II”; each Series I and Series II, a “Series”), as applicable, is an investment only in that particular Series and not an investment in the Company as a whole. In accordance with the LLC Act, each Series is a separate series of assets or limited liability company interests of the Company and not a separate legal entity.

Sections 18-215(b) and 18-218(c) of the LLC Act provide that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the limited liability company and the records maintained for any Series account for the assets associated with such Series separately from the assets of the limited liability company or any other Series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the limited liability company generally or any other Series. Accordingly, the Company expects the Manager to maintain separate, distinct records for each Series and its associated assets and liabilities that reasonably identify such assets and liabilities and in which records such assets are objectively identifiable. As such, the assets of a Series include only the Asset-Backed Finance Assets associated with that Series and other related assets (e.g., cash reserves). As noted in the “Risk Factors” section of our Annual Report on Form 10-K, the limitations on inter-series liability provided by Section 18-215(b) and 18-218(c) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of the Company generally where the assets of such other Series or of the Company generally are insufficient to meet its liabilities.

Sections 18-215(c) and 18-218(c)(1) of the LLC Act provide that a Series established in accordance with Section 18-215(b) or 18-218 of the LLC Act, respectively, may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. The Company intends for each Series to conduct its business and enter into contracts in its own name to the extent such activities are undertaken with respect to a particular Series and title to the relevant property will be held by or for the benefit of, the relevant Series.

There is currently no market for our Shares, and we do not expect that a market for our Shares will develop in the future. We do not intend for our Shares to be listed on any national securities exchange. Our Shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Under the terms of our Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), except as required by law, the liability of each holder of our Shares (the “Shareholder”) (which we also refer to below as a “member” or a “Member”) in such capacity shall be limited to the amount of such Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LLC Agreement or in any class designation and except as required by law, after the payment of all subscription proceeds for the Shares purchased by such Shareholder, no Shareholder shall have any further obligations to the Company, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Company, unless otherwise agreed by the Company and the Shareholder. No Shareholder shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Company under or pursuant to, or otherwise in connection with, the LLC Agreement or the conduct of the business of the Company solely by reason of being a member of the Company.

Summary of the Rights and Obligations of the Shareholders

The following is a summary of the material provisions of our LLC Agreement relating to the rights and obligations of the Shareholders. This summary is not complete and is subject to and qualified by the detailed provisions of our LLC Agreement, which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates, and the applicable series agreement of each Series. Potential investors should study our LLC Agreement and the applicable series agreement for each Series carefully before making any investment in our Shares. Capitalized terms used below have the meanings ascribed to such terms in the LLC Agreement and the applicable series agreement for each Series, as applicable, unless otherwise defined below.

Classes of Shares

Investor Shares

Holders of Class F-STE Shares, Class F-DTE Shares, Class F-ITE Shares, Class F-JTE Shares, Class STE Shares, Class DTE Shares, Class ITE Shares, Class JTE Shares (collectively, the “Series I Investor Shares”), and Class F-S Shares, Class F-D Shares, Class F-I Shares, Class F-J Shares, Class S Shares, Class D Shares, Class I Shares, Class J Shares (collectively, the “Series II Investor Shares”, together with the Series I Investor Shares, the “Investor Shares”)  have equal rights and privileges with each other, except as noted below and in respect of certain fees and expenses applicable to our Investor Shares (including the Management Fee and the Servicing Fee, as applicable) and certain other terms. Holders of one class of Investor Shares attributable to Series I will indirectly bear their proportional share of the Management Fee, Performance Participation Allocation and Servicing Fee paid by the same class of Investor Shares attributable to Series II as described further in the LLC Agreement, such that these fees will not be duplicated at the Series I-level. Holders of Investor Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class E Shares and Class ETE Shares

Class E Shares and Class ETE Shares are subject to our share redemption program, including the Early Redemption Fee, but are not subject to the Management Fee or the Performance Participation Allocation. Class E Shares and Class ETE Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class E Shares and Class ETE Shares are available to I Squared Capital Registered Advisor LLC (the “Manager”), its affiliates, its officers and employees, the directors, officers and employees of the Company and certain other investors in I Squared’s sole discretion.

Authorized Shares

Each of our Shares represents a limited liability company interest in the Company associated with the applicable Series. Class E Shares and Class ETE Shares are available to the Manager, its affiliates, its officers and employees, the directors, officers and employees of the Company and certain other investors in I Squared’s sole discretion.

Issuance of Additional Securities

Our LLC Agreement authorizes each Board, without the consent of any other person, to create additional classes of Shares, of any Series having such terms, rights, designations, preferences, powers and duties (which rights or powers may be senior to existing classes of Shares), as each Board shall determine; provided that the Board shall not effect any issuance of any additional Shares or create any additional classes of Shares with (i) any terms, rights, designations, preferences, powers or duties pari passu or senior to the terms, rights, designations, preferences, powers or duties of the controlling shareholder or (ii) any voting rights different from voting rights granted to holders of any class of Shares created and existing as of the date of the LLC Agreement, without obtaining the prior written consent of the Company’s controlling shareholders. Our LLC Agreement also authorizes each Board, without the consent of any person, to issue additional shares of any Series of any class for the consideration and on the terms and conditions established by each Board, except as noted above.

No Further Contribution

After payment for the Shares, the Shareholders will not have any further obligations to us or be required to contribute any additional capital to, or loan any funds to, us. However, under certain circumstances, a Shareholder may be required to return distributions made to them in violation of Delaware law as described under “—Limited Liability of Our Members.”

Transfer of Our Shares

The Shareholders may withdraw as a member from ISQ Open Infrastructure Company LLC associated with any Series by selling, transferring or assigning the Shareholders’ Shares of such Series or having all of the Shareholders’ Shares of such Series redeemed in accordance with our share redemption program, our LLC Agreement and any applicable securities laws. A Shareholder may generally transfer all or a portion of the Shareholders’ Shares except to impermissible types of transferees or by transfers that would adversely affect us, including transfers that would violate the ownership restrictions imposed in our LLC Agreement.

Distributions

Each Series will seek to pay regular quarterly distributions to Shareholders of record. Each Series intends to declare and pay distributions quarterly. However, there can be no guarantee that each Series will pay quarterly distributions consistently and at a specific rate, or at all.

In the event that a Series does make a distribution in the future, it shall be distributed among the holders of Shares of such class pro rata in proportion to the number of Shares of such class held by such holder. In addition, any cash distributions to holders of our Shares will automatically be reinvested under our distribution reinvestment plan (the “DRIP”) in additional whole and fractional Shares attributable to the class of Shares that a Shareholder owns unless such holders elect to receive distributions in cash.

Rights Upon Liquidation

Upon the dissolution of a Series or the Company as a whole, as applicable, after paying or making reasonable provision for the payment of the Series’ or the Company’s creditors, as applicable, for all claims and obligations in accordance with the LLC Act, the remaining assets of the Series or the Company as a whole, as applicable, shall be distributed among the holders of Shares of the applicable Series or of the Company generally pro rata in proportion to the number of Shares held by such holder (subject to the rights of any holders of Shares specified in the LLC Agreement, a series agreement or in any class designation), which distribution within a Series will be made consistent with any preferences which exist within such Series.

Our Management

Our Powers

Except as otherwise specifically provided in our LLC Agreement, the Series I Board and the Series II Board will have complete and exclusive discretion in the management and control of the business and affairs of the applicable Series and will be authorized to employ all powers necessary or advisable to carry out the applicable Series’ purposes and policies, conduct our business and affairs, and exercise our powers. The Board will delegate to our Manager the management of our overall portfolio, subject to the Board’s supervision.

Other than with respect to the admission of a new controlling shareholder which shall require only the approval of the existing controlling shareholder of each Series, each Board will have the sole and absolute discretion to accept or refuse to accept the admission of any subscriber as a member of the Company or any Series. Except to the extent limited by Delaware law or our LLC Agreement, each Board may delegate any or all of its duties under our LLC Agreement to any person, including any affiliates of I Squared.

Members’ Powers

Except as otherwise specifically provided in the LLC Agreement, no member that holds Shares can participate in or have any control over our business and affairs or have any right or authority to act for, or to bind or otherwise obligate, us.

Formation and Duration

The Company was formed on January 15, 2025, as a Delaware limited liability company. The Certificate of Formation of the Company was amended and restated pursuant to that certain Amended and Restated Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware on March 13, 2025. The Amended and Restated Certificate of Formation of the Company contains notice of the limitation of liabilities of the Series in conformity with Sections 18-215 and 18-218 of the LLC Act. The Company will remain in existence until its certificate of formation has been cancelled in the manner required by the LLC Act following the Company’s dissolution and the completion of the winding up of the Company in accordance with our LLC Agreement and Delaware law. The LLC Agreement provides that the Company will be dissolved upon (a) the adoption of a resolution by the Board approving the dissolution of the Company, (b) the operations of the Company shall cease to constitute legal activities under the LLC Act or any other applicable law (as determined by the Board), (c) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the LLC Act or (d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the LLC Act.

Series Structure

We are a series limited liability company with series established or formed, as applicable, pursuant to Sections 18-215 or 18-218 of the LLC Act. The purchase of Shares of a Series of the Company is an investment only in that particular Series and not an investment in the Company as a whole. In accordance with the LLC Act, each Series is a separate series of limited liability company interests in the Company and not a separate legal entity.

Each of Series I and Series II were formed on March 13, 2025 as a registered series of the Company. Each of Series I and Series II will remain in existence until its certificate of registered series has been cancelled in the manner required by the LLC Act following Series I’s or Series II’s, as applicable, dissolution and the completion of the winding up of such Series in accordance with our LLC Agreement, the applicable series agreement and Delaware law. The LLC Agreement and the applicable series agreement provides that Series I or Series II will be dissolved upon (a) the adoption of a resolution by the applicable Board approving the dissolution of Series I or Series II, as applicable, (b) the operations of Series I or Series II, as applicable, ceasing to constitute legal activities under the LLC Act or any other applicable law (as determined by the applicable Board), (c) the entry of a decree of judicial dissolution of a Series under Section 18-218(c)(11) of the LLC Act, or (d) the dissolution of the Company.

Limited Liability of Our Members

Members will have no personal liability for any of the Company’s obligations or liabilities solely by reason of being a member of the Company generally or being associated with any Series. Shareholders and members associated with a Series will only be liable, in their capacity as a Shareholder of or member associated with such Series, to the extent of their capital contribution and pro rata share of any of our undistributed profits.

Delaware law provides that, for a period of three years from the date on which any distribution is made to the Shareholders (or later, if an action to recover the distribution is commenced prior to the expiration of such three-year period), the Shareholders may be liable to us for the distribution if both of the following are true:

1.	the distribution was made in violation of the LLC Act; and

2.	the member knew at the time they received the distribution that it was made in violation of the LLC Act.

The LLC Agreement sets forth that, we agree to indemnify and hold harmless members of the Board and the officers of the Company or any Series (each such person being an “Indemnified Party”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of: (i) any act or omission of an Indemnified Party, or for any breach of contract (including breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise; (ii) any action or omission to act by any other person; (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent; or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws. We agree to provide this indemnification (x) unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnified Party’s action or omission constitutes fraud, willful misconduct or bad faith or the Indemnified Party’s actions or omissions were not made in the course of performing or pursuant to the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof or (y) for any losses, liabilities or damages arising out of an internal dispute solely between I Squared, its affiliates and their respective officers, partners, directors, shareholders, members or employees. Thus, one or more of the foregoing persons could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships among I Squared, the Manager and their respective affiliates, on the one hand, and members of the Company Group (as defined in the LLC Agreement) and our members, on the other hand. Whenever a potential conflict arises among I Squared, the Manager or any of their respective affiliates, on the one hand, and any member of the Company Group or any member, on the other hand, each Board or the Manager may, but shall not be required, to resolve that conflict by seeking approval from each Audit Committee. Our LLC Agreement contains provisions that reduce and eliminate the duties of each Board, including fiduciary duties, to our members. Our LLC Agreement also restricts the remedies available to Shareholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

Under our LLC Agreement, each Board or the Manager will not be in breach of its obligations under the LLC Agreement or its duties to us or our members if the resolution of the conflict is:

●	approved by a majority of the independent directors, which may include the approval of the applicable Audit Committee (“Special Approval”), although each Board or the Manager is not obligated to seek such approval;

●	determined by the Board or the Manager, as applicable, to be on terms which are, in the aggregate, no less favorable to us than those generally being provided to or available from unrelated third parties;

●	determined by the Board or the Manager, as applicable, to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to us); or

●	approved by the vote of a majority of members owning a majority of the Investor Shares (excluding any Investor Shares owned by I Squared or any of its affiliates).

The Board or the Manager shall be authorized, but is not required to, in connection with its resolution of such conflict of interest, to seek Special Approval or member approval of such conflict of interest, and the Board or the Manager may also adopt a resolution or course of action that has not received Special Approval or member approval. If neither Board nor the Manager seeks approval from the applicable Audit Committee or our members and the Board or the Manager, as applicable, determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the second and third bullet points above, then it will be presumed that in making its decision the Board or the Manager, as applicable, acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our LLC Agreement, the applicable Board or the applicable Audit Committee may consider any factors they determine in their sole discretion to consider when resolving a conflict. Our LLC Agreement will provide that the Board will be conclusively presumed to be acting in good faith if the Board subjectively believes that the determination made or not made is in the best interests of the Company or the applicable Series.

Notwithstanding the foregoing two paragraphs, the Company will seek Special Approval for any sale of an Infrastructure Asset by the Company or any Controlled Portfolio Company (defined herein) of the Company to, or acquisition of an Infrastructure Asset from, I Squared, any I Squared Vehicle, any of their respective affiliates or any Controlled Portfolio Company (excluding other portfolio entities of any I Squared Vehicles). “Controlled Portfolio Company” means a portfolio company of any I Squared Vehicle of which the I Squared Vehicle (together with I Squared or any other I Squared Vehicles) holds a majority of the outstanding voting equity, has the right to appoint a majority of the board members (or equivalent managers) or otherwise has the right to exercise majority control by contract. Additionally, under the LLC Agreement, the Company will be required to seek Special Approval to borrow money pursuant to an unsecured line of credit with I Squared.

Fiduciary Duties

The Board is accountable to Shareholders as a fiduciary. Fiduciary duties owed to our Shareholders by each Board are prescribed by law and our LLC Agreement. The LLC Act provides that Delaware limited liability companies may in their limited liability company agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by directors, managers, controlling shareholder and their affiliates and other persons to members and the limited liability company and other persons bound by the LLC Agreement.

Our LLC Agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our directors, managers, controlling shareholders and their affiliates (but such provisions do not, for the avoidance of doubt, waive the fiduciary duty that the Manager owes to the Company under the Advisers Act). These provisions allow I Squared, the Manager and their respective affiliates to engage in transactions with us that could otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, the ability of each Board and each Audit Committee to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our members because they restrict the remedies available to our members for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit each Board and each Audit Committee to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions on the fiduciary duties owed by each Board to our members:

State Law Fiduciary Duty Standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of care would generally require a board of directors of a Delaware limited liability company to make decisions in a deliberate and fully informed manner after taking into consideration all material information reasonably available. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of loyalty would generally require a board of directors of a Delaware limited liability company to take any action or omit to take action on a disinterested basis, in good faith, with an honest belief that it is in the best interests of the limited liability company.

LLC Agreement Modified Standards

Our LLC Agreement contains provisions that modify or eliminate duties of or consent to conduct by the Board, the Manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law (but such provisions do not, for the avoidance of doubt, waive the fiduciary duty that the Manager owes to the Company under the Advisers Act).

In addition to the other more specific provisions limiting the obligations and liabilities of each Board, our LLC Agreement further provides that, except as required by applicable preemptive U.S. federal law or the LLC Act, neither the Manager nor any Indemnified Party will be liable to us, our members or any other person bound by the LLC Agreement for (i) any act or omission or for any breach of contract (including a breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise, (ii) any action or omission to act by any other person, (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent, or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that (A) in respect of the matter in question, the Indemnified Party acted in bad faith or engaged in fraud or willful misconduct or (B) the Indemnified Party’s action or omission was not made in the course of performing, or pursuant to, such person’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof.

Exculpation and Indemnification

To the fullest extent permitted by applicable law, none of the Indemnified Parties will be liable to the Company, the Series or any Shareholders for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of: (i) any act or omission or for any breach of contract (including a breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, (A) in respect of the matter in question, such Indemnified Party acted in bad faith or engaged in fraud or willful misconduct or (B) the Indemnified Party’s action or omission was not made in the course of performing, or pursuant to, the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof, (ii) any action or omission to act by any other person, (iii) any losses due to any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent as provided in the LLC Agreement, or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, or in interpretations thereof, as they apply to the Company or the Shareholders, whether the change occurs through legislative, judicial or administrative action. Notwithstanding the immediately preceding sentence, to the fullest extent permitted by law and subject to the provisions of the LLC Agreement, no Shareholder will be liable to the Company, the Series or any other Shareholder or any other person bound by the LLC Agreement.

To the fullest extent permitted by applicable law, (i) the applicable Series will indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Party, for any breach of contract (including breach of the LLC Agreement), any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise; provided, that an Indemnified Party will not be entitled to indemnification under the LLC Agreement (x) if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnified Party’s action or omission constitutes fraud, willful misconduct or bad faith or the Indemnified Party’s actions or omissions were not made in the course of performing or pursuant to the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company, Series or an affiliate thereof or (y) for any losses, liabilities or damages arising out of an internal dispute solely between I Squared, its affiliates and their respective officers, partners, directors, shareholders, members or employees, (ii) each Series will also have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was an employee or agent of the Company, or, while serving as an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind, including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Each Board will have the non-exclusive authority to determine the extent to which employees or agents are entitled to be indemnified in accordance with the LLC Agreement, provided that each Board may delegate such power to the Principal Committee (or a member thereof) in its sole discretion.

Mandatory Redemptions

The LLC Agreement provides that the Board may cause the Company generally or any Series to redeem, on 10 days’ prior written notice, all or any portion of the Shares of a member without consent or other action by such member or other person if the applicable Board determines that:

●	the Shares have been transferred in violation of the LLC Agreement, or have vested in any person by operation of law as a result of the disability, death, divorce, dissolution, termination, bankruptcy, insolvency or adjudicated incompetence of the member;

●	any transferee does not meet any investor eligibility requirements established by the Company or any Series from time to time;

●	ownership of Shares by a member, its assignee or other person is likely to cause the Company generally or any Series to be in violation of, or require registration of the Shares under, or subject the Company generally or any Series to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other jurisdictions in the world, including without limitation the Investment Company Act;

●	continued ownership of the Shares by a member or its assignee may be harmful or injurious to the business or reputation of the Company generally, any Series, the Manager, I Squared, or any of their affiliates, or may subject the Company generally, any Series, or any member to an undue risk of adverse tax or other fiscal or regulatory consequences;

●	any of the representations and warranties made by a member, its assignee or other person in connection with the acquisition of Shares was not true when made or has ceased to be true;

●	with respect to a member or its assignee subject to special laws or regulations, such member is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Shares;

●	it would be in the interest of the Company generally or any Series for the Company generally or any Series to redeem the Shares; or

●	all or any portion of the assets of any Series may be characterized as plan assets for purposes of ERISA, Section 4975 of the Code or any applicable similar law.

Third-Party Tender Offers

Our LLC Agreement contains provisions that apply to tender offers by third parties including compliance with the applicable laws for such tender offers in addition to certain obligations to the Company regarding notice and reimbursement of the Operating Expenses.

Submission to Jurisdiction

Our LLC Agreement provides that, (i) except as provided in clause (ii) below, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the LLC Agreement or the transactions contemplated in the LLC Agreement, including any claim or cause of action (whether in contract, tort, statute, common law or otherwise) that may be based upon, arise out of or relate to the negotiation, execution or performance of the LLC Agreement (including (A) any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with the LLC Agreement or as an inducement to enter into the LLC Agreement, (B) any derivative action, suit or proceeding brought on behalf of the Company or any Series, (C) any suit, action or proceeding asserting a claim of breach of a duty owed by any current or former director, officer, employee, Manager or member of the Company or any Series, their respective affiliates, directors, officers, representatives, agents, shareholders, members, managers, partners and employees, and any other person who serves at the request of I Squared as a director, officer, agent, member, manager, partner, stockholder, trustee or employee of the Company or any other person, (D) any suit, action or proceeding asserting a claim arising pursuant to any provision of the LLC Act or the LLC Agreement or as to which the LLC Act confers jurisdiction on the Court of Chancery of the State of Delaware or (E) any suit, action or proceeding asserting a claim governed by the internal affairs doctrine), shall be brought exclusively in the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the other courts of the State of Delaware or in the United States District Court for the District of Delaware, (ii) notwithstanding anything to the contrary in the LLC Agreement, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and (iii) each Shareholder irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any of such courts or that any such suit, action or proceeding which is brought in any of such courts has been brought in an inconvenient forum. The foregoing provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

July Trial Waiver

Our LLC Agreement provides that its members will waive their respective rights to trial by jury in any action or proceeding arising out of or related to LLC Agreement, to the maximum extent permitted by law. Such waiver of a jury trial will not serve as a waiver by any parties of any rights for claims made under the U.S. federal securities laws. In addition, investors cannot waive the Company’s or each Series’ compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.